Exhibit 99.1

DRI Corporation Reports Profitable Third Quarter 2009

Posts Earnings of 7 Cents Per Diluted Share for Quarter Ended Sept. 30, 2009

DALLAS--(BUSINESS WIRE)--November 16, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted third quarter 2009 net sales of $21.6 million, a 15.0 percent increase over net sales for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “While the revenue increase for the third quarter was good, earnings of 7 cents per diluted share on higher revenue than in the same period last year reflect quarterly growth driven by business in lower margin offshore and emerging markets. We will leverage our costs with those higher volumes as we fully integrate the related lower cost solutions in many of our other served market sectors, including the United States, doing so through enhanced sourcing and cost reduction engineering development. We have already seen some early positive movements in this regard.”

The Company has filed with the U.S. Securities and Exchange Commission (SEC) a Form 10-Q for the period ended Sept. 30, 2009.

THIRD QUARTER RESULTS

For the quarter ended Sept. 30, 2009, as noted above, net sales increased by 15.0 percent to $21.6 million and the net income applicable to common shareholders was $880 thousand, or 7 cents per diluted common share outstanding. This compares to net sales of $18.8 million and net income of $662 thousand, or 6 cents per diluted common share outstanding, for the same period last year.

Basic and diluted weighted-average shares outstanding for the three-month period were 11.5 million and 13.4 million, respectively. This compares to basic and diluted weighted-average shares outstanding of 11.5 million and 13.1 million, respectively, for the same period a year ago.

NINE-MONTH RESULTS

For the nine months ended Sept. 30, 2009, sales increased by 2.7 percent to $56.4 million and the net income applicable to common shareholders was $869 thousand, or 8 cents per diluted common share outstanding. This compares to net sales of $54.9 million and net income of $1.7 million, or 15 cents per diluted common share outstanding, for the same period last year.

Basic and diluted weighted-average shares outstanding for the nine-month period were 11.5 million and 11.6 million, respectively. This compares to basic and diluted weighted-average shares outstanding of 11.3 million and 12.9 million, respectively, for the same period a year ago.

“Exchange rates lowered our revenue increase for both the quarter and the nine months. Absent the effects of exchange rates, the revenue increase in third quarter 2009 would have been $1.6 million higher, or 23.5 percent instead of 15.0 percent. For the nine months, our increase would have been 14.1 percent instead of 2.7 percent,” Mr. Turney said.

GUIDANCE ADJUSTMENT AND OUTLOOK

Mr. Turney said: “We expect fourth quarter 2009 to be profitable at 5 cents per basic and diluted share and to exceed the revenues of the same quarter last year. We expect fiscal year 2009 revenue to approximate $82 million, based on currency exchange rates currently in effect.

“We experienced a limited slowdown earlier this year in certain markets, including India and Brazil, which may have been attributable to the worldwide economic slowdown. However, those matters alone were not materially detrimental to projected earnings per share for fiscal year 2009. Moreover, business in both India and Brazil has since rebounded.

“However, as has been our prior experience, we encounter customer-driven order delays from time to time. In that regard, we have recently encountered very significant, last-minute, customer-driven order delays in several market sectors not having any direct correlation to the worldwide economic slowdown. Those customer-driven order delays have pushed a large amount of higher margin revenue out of fiscal year 2009 and into fiscal year 2010. Order delays are a known part of our business and carefully considered in our planning – we certainly included consideration of such historical experience in prior earnings guidance. However, the extraordinary nature and size of these delays in total, when combined with timing so near the end of the fiscal year, render recovery impossible by Dec. 31, 2009.

“Considering the foregoing, we are adjusting our earnings per share guidance to 12 cents for fiscal year 2009. We expect fourth quarter 2009 to be profitable at 5 cents, as compared to a loss of 4 cents in the same quarter of last year. Additionally, the first quarter 2010, while unprofitable, is expected to be an improvement over the same period in fiscal year 2009.

“We expect that fiscal year 2010 revenue will approximate $100 million, which would be a 22.0 percent growth with earnings about doubling those of fiscal year 2009’s revised guidance. This guidance for fiscal year 2010 will be further refined when we file the audited results for fiscal year 2009 in March 2010. Additionally, revenue run rates by the end of fiscal year 2012 are projected to approximate $140 million based on current exchange rates; that would represent a 70.0 percent increase over expected fiscal year 2009 revenue.

“While this year’s revised earnings forecast is not up to our expectations, it remains an improvement over last year’s and indicates a continued trend in improvement. Our fiscal year 2008 earnings per share were 10 cents, our fiscal year 2007 earnings per share were 3 cents, and our fiscal year 2006 loss per share was 43 cents.”

The following tables illustrate Mr. Turney’s points pertaining to the Company’s improvement trends by fiscal year and by quarter.

DILUTED EARNINGS PER SHARE COMPARISON BY FISCAL YEAR
					FY2010
	FY2006	FY2007	FY2008	FY2009	(Preliminary
Metric	(Actual)	(Actual)	(Actual)	(Estimate)	Estimate)
EPS	$(0.43)	$0.03	$0.10	$0.12	$0.24

DILUTED EARNINGS PER SHARE COMPARISON BY QUARTER
Metric	First Quarter			Second Quarter
	FY2008 (Actual)	FY2009 (Actual)	FY2010 (Estimate)	FY2008 (Actual)	FY2009 (Actual)	FY2010 (Estimate)
EPS	$0.06	$(0.09)	$(0.04)	$0.03	$0.09	N/A
Metric	Third Quarter			Fourth Quarter
	FY2008 (Actual)	FY2009 (Actual)	FY2010 (Estimate)	FY2008 (Actual)	FY2009 (Estimate)	FY2010 (Estimate)
EPS	$0.06	$0.07	N/A	$(0.04)	$0.05	N/A

“I must repeat what we have said many times before: the nature of our business involves lumpy contract flow and risk of customer-driven schedule shifts over which we have limited if any control. Fiscal year 2009 is manifestation of that fact,” Mr. Turney said.

MOBITEC BRAZIL LTDA ACQUISITION

Mr. Turney said: “As previously reported, through our Mobitec AB subsidiary in Sweden, we have acquired the remaining 50 percent interest in our Mobitec Brazil Ltda subsidiary; the effective legal ownership and control date was July 1, 2009. The subsequent required official registry actions, a 90-day formal procedure prescribed by the Brazilian government, have been partially accomplished and we are awaiting the Brazilian authorities’ completion of the largely administrative task. We believe the Latin American transit market, which has seen considerable growth in recent years, remains ripe for continued expansion. Our acquisition not only further expands our global reach, but it may help open additional doors for our products in the Latin American transit market. In particular, we anticipate that opportunities may emerge from the significant investments that are expected to be made to Brazil’s transportation infrastructure due to the upcoming FIFA World Cup™ in 2014 and the Games of the XXXI Olympiad in 2016.”

ECONOMIC STIMULUS-RELATED ORDER FLOW

“Last quarter, I committed to providing more specific information on order flow stemming from the American Recovery and Reinvestment Act of 2009 (ARRA). The Company’s domestic subsidiaries initially saw an increase in customer requests for estimates, quotes and proposals as a direct result of the anticipated U.S. federal stimulus funding. However, the industry-wide rate of conversion of those quotes and proposals into firm orders has been slower than expected due largely to the lengthy processes involved at the customer and funding mechanism levels. Additionally, we cannot determine with certainty that some particular projects would or would not have materialized in absence of the ARRA funding. However, we currently estimate that ARRA projects have led to new orders – deliverable to a small extent in fiscal year 2009, but mostly in fiscal year 2010 – totaling between $2.8 million and $5.5 million. We do expect some modest additional order activity under the program to materialize in the balance of fiscal year 2009,” Mr. Turney said.

BACKLOG

“Our backlog was $17.8 million at Sept. 30, 2009, as compared to $9.9 million at Dec. 31, 2008. The increase is primarily attributable to order activity on the international side of our business where we have made several order announcements in recent weeks,” Mr. Turney said.

FEDERAL FUNDING LEGISLATION FOR U.S. TRANSIT PROGRAMS

The Safe, Accountable, Flexible, Efficient, Transportation Equity Act – A Legacy for Users (SAFETEA-LU), which has been the primary program funding the U.S. public surface transit market at the federal level, expired Sept. 30, 2009. Extension of the expired legislation is effective under continuing resolutions through Dec. 18, 2009. Further extension is under active consideration by Congress and, according to the American Public Transportation Association (APTA), is likely to be authorized for six or more months, although guarantees cannot be made.

New authorizing legislation has been prepared by the U.S. House Committee on Transportation & Infrastructure. The proposal, “A Blueprint for Investment and Reform,” recommends a $450 billion investment in surface transportation programs over a six-year period, including $99.8 billion for public transportation programs. If enacted, the legislation would approximate a 90 percent increase over present SAFETEA-LU levels. Funding ways and means for the proposed legislation must still be addressed. There can be no assurance that new legislation will materialize and final passage of any form of new legislation is not expected to occur until well into federal fiscal year 2010 or possibly beyond.

The Company’s management is involved in development of new legislation through active participation in APTA and continues to monitor the development of the new legislation and its potential impact on the Company’s future operating results. Management presently believes legislative issues may have some unfavorable impact in the U.S. transit market late in fiscal year 2010 and that, with the majority of Company revenue now being derived from outside the U.S., the overall impact on the Company should be slight and mostly occurring near the end of fiscal year 2010.

CONFERENCE CALL

Management will discuss third quarter 2009 results during an investors’ conference call on Nov. 17, 2009, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available from Nov. 17, 2009, starting at approximately 2 p.m. (Eastern), and continue through March 31, 2010, via the following telephone numbers: domestic, (877) 656-8905; or international, (334) 323-9859. The replay pin number is 74472490.
  To participate via webcast on Nov. 17, 2009, go to http://viavid.net/dce.aspx?sid=00006D4D. The webcast will be archived through March 31, 2010.

MARK YOUR CALENDAR

  On or about March 31, 2010, the Company plans to file with the SEC a Form 10-K for the period ending Dec. 31, 2009.
  On or about April 1, 2010, management plans to discuss fiscal year 2009 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues; expectations of profitability; expected business and revenue growth trends; expected future annualized revenue run rates; anticipated increases in shareholder value; expectations regarding the Company’s ongoing business plan; anticipation of U.S. federal funding for transit programs; expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “should,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan may not prove accurate over time; that U.S. federal funding for transit programs may not occur in a timely manner; or that the transit industry does not provide the expected support we anticipate; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and quarterly report on Form 10-Q filed Nov. 16, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	September 30,	December 31,
	2009 (Unaudited)	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,552	$598
Trade accounts receivable, net	17,394	12,403
Current portion of note receivable	86	86
Other receivables	1,560	431
Inventories	13,477	10,662
Prepaids and other current assets	877	427
Total current assets	34,946	24,607

Property and equipment, net	4,705	3,607
Long-term portion of note receivable	172	172
Goodwill	10,041	9,034
Intangible assets, net	773	790
Deferred tax assets, net	-	94
Other assets	984	1,157
Total assets	$51,621	$39,461

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$4,336	$3,743
Loans payable	1,642	719
Current portion of long-term debt	751	193
Current portion of foreign tax settlement	467	386
Accounts payable	12,179	5,347
Accrued expenses and other current liabilities	5,584	4,359
Preferred stock dividends payable	16	16
Total current liabilities	24,975	14,763

Long-term debt and capital leases, net	6,860	5,149

Foreign tax settlement, long-term	213	528

Deferred tax liabilities, net	56	137

Liability for uncertain tax positions	333	300

Commitments and contingencies

Shareholders' Equity and Noncontrolling Interests
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 500 shares authorized; 80 shares issued and outstanding at September 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	337	337
Series G Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 471 and 444 shares issued and outstanding at September 30, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	2,073	1,938
Series H Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 68 and 64 shares issued and outstanding at September 30, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	292	272
Series J Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at September 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 20,000 shares authorized; 166 shares issued and outstanding at September 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	830	830
Common stock, $.10 par value, 25,000,000 shares authorized; 11,534,993 and
11,466,606 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	1,154	1,147
Additional paid-in capital	29,985	32,706
Accumulated other comprehensive income - foreign currency translation	2,726	512
Accumulated deficit	(19,003)	(20,398)
Total DRI shareholders' equity	18,782	17,732
Noncontrolling interests
Noncontrolling interest - Mobitec Brazil Ltda.	-	596
Noncontrolling interest - Castmaster Mobitec India Private Limited	402	256
Total noncontrolling interests	402	852
Total shareholders' equity	19,184	18,584
Total liabilities and shareholders' equity	$51,621	$39,461

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$21,606	$18,794	$56,385	$54,922
Cost of sales	14,401	12,294	38,761	35,847
Gross profit	7,205	6,500	17,624	19,075

Operating expenses
Selling, general and administrative	5,000	4,798	14,628	13,921
Research and development	160	199	428	723
Total operating expenses	5,160	4,997	15,056	14,644

Operating income	2,045	1,503	2,568	4,431

Other income (loss)	(8)	61	(120)	130
Foreign currency gain (loss)	(343)	125	(319)	289
Interest expense	(358)	(390)	(1,059)	(1,051)
Total other income and expense	(709)	(204)	(1,498)	(632)

Income before income tax expense	1,336	1,299	1,070	3,799

Income tax expense	(212)	(291)	(174)	(1,179)

Net income	1,124	1,008	896	2,620

Net (income) loss attributable to noncontrolling interests	(164)	(269)	207	(700)

Net income attributable to DRI	960	739	1,103	1,920

Provision for preferred stock dividends	(80)	(77)	(234)	(226)

Net income applicable to common shareholders	$880	$662	$869	$1,694

Net income per share applicable to common shareholders
Basic	$0.08	$0.06	$0.08	$0.15
Diluted	$0.07	$0.06	$0.08	$0.15

Weighted average number of common shares and common
share equivalents outstanding
Basic	11,522,979	11,453,588	11,498,333	11,290,217
Diluted	13,395,830	13,052,316	11,566,882	12,885,628

CONTACT:
DRI Corporation
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com